                                   SUPPLY AGREEMENT

                             F. Hoffmann-La Roche Ltd,
                              Hoffmann-La Roche Inc.,
                                 Syntex (U.S.A.) Inc.
                                         and
                                   Affymetrix, Inc.


            The symbol "**" is used throughout this exhibit to indicate that a portion of the exhibit has been omitted and filed separately with the commission.

CONTENTS

1   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

2   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

3   PROBE ARRAY AND INSTRUMENT SUPPLY. . . . . . . . . . . . . . . . . . .  6

4   EXCLUSIVITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

5   COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

6   INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . 14

7   PROJECT COORDINATION . . . . . . . . . . . . . . . . . . . . . . . . . 15

8   CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

9   WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

10  INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

11  TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 18

12  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

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

This supply agreement ("Agreement") is effective as of August 15, 1997 ("Effective Date") between Affymetrix, Inc. ("AFFX") a California corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051, and F. Hoffmann-La Roche Ltd, a Swiss corporation having a principal place of business at Grenzacherstrasse 127, 4070 Basel, Switzerland, and Hoffmann-La Roche Inc., a New Jersey Corporation having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110, USA, and
Syntex (U.S.A.) Inc., a Delaware corporation having its principal place of business at 3401 Hillview Avenue, Palo Alto, California, 94304, acting through its Roche Bioscience division (all collectively referred to as "Roche").

1         INTRODUCTION

1.1 AFFX has research, development, and manufacturing capabilities and facilities, and has developed certain rights relevant to DNA probe array based technology.

1.2 Roche has research and development capabilities, and facilities to conduct research and development activities in the area of pharmaceutical research.

1.3 AFFX and Roche desire to enter into an agreement whereby AFFX will supply Roche with DNA probe arrays for use in Roche's research and development activities.

In consideration of the mutual covenants and promises contained in this Agreement, AFFX and Roche agree as follows:

2         DEFINITIONS

2.1 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or firm which is controlled by or controls a Party or is under common control with a Party, but only for so long as such Affiliate remains an Affiliate of a Party, and only if such Affiliate is bound by the terms of this Agreement. For purposes of this Section, "control" shall mean, in the case of corporations (or equivalents of corporations), direct or indirect ownership of at least 50% of the stock having the right to vote for directors of such corporation or, in the case of partnerships, at least 50% of the ownership interest in such partnership. Genentech, Inc., South San Francisco, California, USA, shall not be considered an Affiliate of Roche unless Roche elects in writing at its sole option to have Genentech, Inc. be an Affiliate of Roche.


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

2.2 "Chip Improvement Inventions" shall mean all inventions for which patent applications are filed that are conceived or first reduced to practice by an employee or contractor of a Party during performance of a Chip Project or using the Probe Arrays supplied hereunder, and specifically relating to probe array manufacturing techniques, probe array layouts, probe array packaging techniques, probe array assay techniques (but only insofar as such assay techniques relate to processes after nucleic acid extraction and are directly related to arrays of nucleic acid probes), and probe array software analysis techniques relating to the extraction of data from probe arrays and storing such data in a computer file, but not including software analysis techniques for later processing of such data. Chip Improvement Inventions shall not include, for example, expression data or discoveries resulting therefrom, targets identified through the use of the Probe Arrays, or correlations between genetic sequences and function.

2.3 "Chip Project" shall refer to the design and manufacture of a Lot of Probe Arrays for a particular Target Sequence, as specified by Roche pursuant to this Agreement.

2.4 "Collaborator" shall mean a third party involved in a Roche Collaboration, but only to the extent of such Roche Collaboration.

2.5 "Committee" shall mean the individuals designated by Roche and AFFX to serve on a coordinating committee as outlined in Section 7.

2.6 "Confidential Information" shall mean all information and materials, patentable or otherwise, of a Party disclosed by or on behalf of such Party to the other Party and which derive value to a Party from not being generally known, including, but not limited to DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, preclinical and clinical trials and the results thereof, sources of supply, patent positioning, and business plans, including any negative developments.

2.7 "Fabrication Verification Criteria" shall mean the criteria set forth in Exhibit A.

2.8 "Lot" shall refer to [**] Probe Arrays directed to a particular Target Sequence. AFFX shall have a right, upon seven (7) months written notice to Roche, to vary the size of a Lot upwards or downwards, provided that the size of a Lot may not be increased above [**] Probe Arrays without the prior written consent of Roche. Standard Configuration Expression Probe Arrays and Other Standard Probe Arrays may be purchased in their standard minimum quantities.

2.9 "Party" shall mean AFFX or Roche. "Parties" shall mean AFFX and Roche.


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[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.
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2.10      "Probe Arrays" shall mean a solid support having an array of oligonucleotides with known location and sequence fabricated pursuant to this Agreement.

2.11 "Resupply Term" shall mean the period of time beginning at the end of the Term of this Agreement, and extending up to 3 years from the end of the Term of this Agreement.

2.12 "Roche's Area Of Interest" shall mean the use of Probe Arrays [**]. For purposes of clarity, [**] within the scope of this Agreement. Roche's Area of Interest shall include Roche Collaborations [**]. Roche's Area Of Interest [**].

2.13 "Roche Collaboration(s)" shall mean a bona fide scientific collaboration between Roche or any of its Affiliates and a third party under a written contract and research plan in a specified area, in which a) such third party receives the biological materials and/or proprietary information of Roche and/or its Affiliates, or in which Roche and/or its Affiliates obtains the biological materials and/or proprietary information of the third party, and b) Roche obtains significant proprietary rights if significant intellectual property is generated in the collaboration, and c) the collaboration is within Roche's normal (as of the Effective Date) business model (For purposes of this Agreement, "Roche's normal business model" shall include, for example, pharmaceutical and diagnostics research, development, and marketing, but does not include nucleic acid hybridization services or database distribution businesses.), and d) in which Roche and its collaborator provide significant scientific input to the collaboration in addition to data obtained from the Probe

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          Arrays where "significant scientific input" includes, for example, material input to experimental design, material contributions to experimental execution, and/or material data analysis activities, and
          e) in which, at the time the gene expression information is generated, such gene expression information is generated primarily for use by Roche for the purpose of researching, developing and/or commercializing particular molecules, classes of molecules, or therapeutic areas. Roche will not enter into arrangements with third parties whereby such third party is, in effect, given broad access to
          i) the Probe Arrays or, ii) data resulting from use of the Probe Arrays. By way of example, Roche Collaborations shall not include business relationships based, in significant part, on a contract in which Roche provides contract services for a third party involving use of the Probe Arrays on a fee-for-service or similar basis. Roche Collaborations shall not provide for the access of the Probe Arrays to a company that engages in a bona fide business in the sale of probe array based assays or services. A Roche Collaboration shall include work with academic investigators provided that:

2.13.1    [**]

2.13.2    [**]

2.13.3    [**]

2.14 "Standard Configuration Expression Probe Arrays" shall mean Probe Arrays that are generally made available to third parties based on a single mask set design for use in expression monitoring experiments which are sold at standard catalog prices or which are broadly available to any third party that is willing to pay to AFFX fixed fees set by AFFX. "Other Standard Configuration Probe Arrays" shall include genotyping probe arrays and


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[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.

          resequencing probe arrays then made available by AFFX generally to third parties in its standard price list.

2.15 "System(s)" shall mean fluidics station(s), work station(s), probe array reader(s), and associated software, such software licensed to Roche, and such fluidics station(s) and probe array reader(s) sold to Roche.

2.16 "Target Sequence" shall mean a set of sequences specified by Roche to AFFX for which Roche desires to have AFFX perform a Chip Project.

2.17 "Term" shall mean the period beginning on the Effective Date and ending on December 31, 2000. The Term may be extended pursuant to Sections 5.2 or 5.6 below.

3         PROBE ARRAY AND INSTRUMENT SUPPLY

3.1 During the Term, Roche may identify Target Sequences for Chip Projects. AFFX will be obligated to produce and supply to Roche Probe Arrays for all Target Sequences identified to AFFX before the end of the Term for up to [**] thereafter. AFFX will use reasonable efforts to perform Chip Projects for greater numbers of Target Sequences if Roche indicates it will use such greater chip design capacity and the limits in this Section will be modified accordingly provided that in no event will the limits above be increased by more than [**]. In no event will AFFX be required to supply Probe Arrays that have larger numbers of probes or longer probes than those normally furnished commercially to third parties for similar uses. In addition, upon reasonable advance notice to AFFX that Roche reasonably expects to use greater capacity for Probe Array design, AFFX will reasonably expand its Probe Array design capabilities to accommodate such increased demand by Roche. Prices of Probe Arrays reflected in Section 5 reflect such Probe Array specifications for arrays up to [**]. AFFX will provide Roche with Probe Arrays with greater [**] and/or with other commercially available improvements to AFFX' current expression probe array technology; provided that in the event that arrays are to be provided during the course of this Agreement with more than [**] or with other commercially available improvements to AFFX' current expression probe array technology, AFFX will provide Roche with reasonable quotes for such Probe Arrays, provided that such pricing must be reasonably reflective of the prices AFFX charges to other entities for such Probe Arrays


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       Request.

          under similar commercial terms, if such probe arrays are sold to third parties, and if such Probe Arrays are not sold to third parties, such pricing must be reflective of the prices charged to third parties of those chips most similar in nature to those to be provided to Roche.

3.2 Roche will identify the Target Sequence for a Custom Chip Project to AFFX by delivering to AFFX: 1) a diskette identifying the Target Sequence in "Intelligenetics" or "GenBank" format, and 2) an identification of [**] and 4) a good faith estimate of the number of Lots of Probe Arrays needed by Roche for the Target Sequence and the expected timing for production of such Lots as specified in
          Section 3.4, and 5) an initial firm order for at least one Lot of Probe Arrays directed to the Target Sequence, and 6) the shipping location of the Probe Arrays. Probe Arrays may be ordered only in full Lots (it being understood that Standard Configuration Expression Probe Arrays and Other Standard Probe Arrays may be purchased in their standard lot size). Roche may request that the Probe Arrays meet specifications suggested by Roche and not provided for herein, in which case AFFX will respond in good faith as to whether such additional specifications can reasonably be met and, if applicable, any price increase to meet such additional or modified specifications.

3.3 AFFX will promptly confirm receipt of the Target Sequence within three (3) business days. If the information received by AFFX does not include the information required in paragraph 3.2 above, AFFX will advise Roche of any additional needed information within five
          (5) business days of receipt of a Target Sequence. Upon AFFX confirming receipt of complete Target Sequence information, AFFX will proceed to design, lay out, produce masks, and manufacture Probe Arrays for the Target Sequence according to the following schedule: a) for resupply of previously ordered Probe Arrays, AFFX will deliver such Probe Arrays within [**] of receipt of a firm order, and b) for initial orders, AFFX will deliver such Probe Arrays within [**] of receipt of the complete information specified in Section 3.2. In no event will AFFX be obligated to provide more than [**] thereafter. AFFX will make reasonable efforts to supply Probe Arrays ordered by Roche in quantities greater than specified
          above.   In addition, upon reasonable advance notice to AFFX that
          Roche will use greater capacity for Probe Array manufacturing, AFFX will reasonably


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       Request.

          expand its Probe Array manufacturing capabilities to accommodate such increased demand by Roche and the limits in this Section will be modified accordingly provided that in no event will the limits above be increased by more than [**]. It is understood that the Roche forecasts and supply limitations above will not be impacted by the test probe arrays provided at no cost in Section 3.4 or 3.10. Roche will include forecasts for test probe arrays to be purchased by Roche, but the supply limitations above will not be impacted by such purchased test probe arrays.

3.3.1 Before the end of the Resupply Term, Roche may order additional full Lots of Probe Arrays for a particular Custom Chip Project. The Parties agree that this paragraph shall not obligate AFFX to store masks beyond the Resupply Term, provided that prior to destroying any masks, AFFX shall notify Roche in writing and all such masks for Roche Chip Projects will, upon request of Roche, be given to Roche. No license is conveyed to Roche by way of the transfer of masks; such masks are transferred only for storage purposes.

3.4 On the first day of each month during the term of this Agreement, Roche will provide a reasonable, good faith forecast of Probe
          Arrays to be designed, supplied, and resupplied by AFFX during the following [**] period. The forecast will be provided according to a mechanism and on forms to be agreed upon in good faith by the Parties. The [**] of such forecast shall constitute a firm commitment for initial orders and resupply of the Probe Arrays specified in each such [**] forecast, and AFFX will be provided with Target Sequences for new Chip Projects, if any, for such [**] of such forecast. The [**] of such forecast shall constitute a firm order for the quantities of Probe Arrays specified therein, but not the particular designs, and Roche need not specify the particular designs to be ordered. The [**] of such forecast shall constitute a firm order for at least [**] of the quantities of Probe Arrays specified in such forecast, but not the particular designs, and Roche need not specify the particular designs to be ordered. In the event that actual orders are less than such firm orders, Roche shall compensate AFFX as though such firm orders were met. The [**] of forecast shall be for planning purposes only, but will be made in good faith by Roche. AFFX will make good faith efforts to supply and design Probe Arrays in quantities greater than have been previously forecast in the [**] by Roche, but will not be obligated to do so, and Roche will be obligated to reimburse AFFX for any non-cancelable orders of equipment which are reasonably incurred by AFFX in scaling its production facilities to meet the forecasts of Roche. In no event will Roche be required to pay such non-cancelable costs unless AFFX notifies Roche of the need for such increased production capacity, and provides Roche with reasonable estimates of the magnitude of such non-cancelable costs. If requested by one of the Parties, the Committee will negotiate


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

          in good faith to modify the above forecasting procedure to reasonably accommodate the business needs of the other Party. During each calendar month in which Roche purchases at least one (1) Lot of Probe Arrays, AFFX will provide to Roche a lot of AFFX' standard test probe arrays (in a lot size equal to the lot size of custom Probe Arrays) for purposes of and only for purposes of sample quality control and training at Roche at no additional charge. Additional standard test probe arrays may be acquired for [**] each at Roche's option.

3.5 Probe Arrays will be packed in AFFX' standard shipping packages to the address specified by Roche. Deliveries will be F.O.B. AFFX' facility. AFFX will ship via a carrier selected by Roche or, if none is specified by Roche, AFFX will select the carrier. Title and risk of loss of damage for deliveries will pass to Roche upon AFFX' actual delivery of the Probe Arrays to the carrier for shipment to Roche. Roche will pay all shipping costs. Roche will advise AFFX if insurance is desired on any shipments of Probe Arrays, and will reimburse AFFX for all such insurance charges.

3.6 Roche may not 1) transfer the Probe Arrays provided by AFFX pursuant to this Agreement except as to Collaborators in Roche's Area of Interest, or 2) transfer data generated therewith to any third party, other than to Collaborators in Roche's Area of Interest or Affiliates, or 3) provide services to any third party, other than to Affiliates, using the Probe Arrays provided by AFFX pursuant to the Agreement, or
          4) allow any third party, other than Affiliates to use the Probe Arrays provided by AFFX under this Agreement, except as to Collaborators in Roche's Area of Interest, or 5) use the Probe Arrays delivered hereunder outside of Roche's Area of Interest, or 6) reuse the Probe Arrays, or 7) use such Probe Arrays in diagnostic or other settings requiring FDA or other regulatory agency approval unless Roche obtains such approval and such Probe Arrays are to be used in a clinical trial. Roche will allow AFFX reasonable, periodic (but not more than quarterly) access to the Systems to ensure compliance with the prohibition against reuse.

3.7 Roche and AFFX expect that during the Term they will periodically cooperate in the experimental manufacture of designs of Probe Arrays that are more complex than those provided for herein or which might otherwise be expected to have experimental features. Such Probe Arrays will be provided upon the concurrence of both Parties but will not be required to meet the Fabrication Verification Criteria.

3.8 During the Term and the Resupply Term of the Agreement, Roche may purchase Standard Configuration Expression Probe Arrays and Other Standard Probe Arrays within the volume forecasts set forth herein and at the prices provided herein (it being understood that the design fees will not be applicable to such Standard Configuration Expression Probe


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          Arrays or Other Standard Probe Arrays).  [**]

3.9 [**] Systems will be provided to Roche and installed at no additional cost during the first year from the Effective Date. [**] Such Systems will be delivered according to a phase in program to be mutually agreed upon by the Parties. During the Term and the Resupply Term, Roche and its Affiliates may purchase (or, in the case of software, license) additional Systems in order to fully utilize the Probe Arrays purchased hereunder. Standard warranty service will be provided. In the United States such warranty service will be for the longer of a) [**], or b) the standard warranty service period in the United States. In Europe and Japan such warranty service will be for a period of the longer of a) [**], or b) the standard warranty service period in Europe and Japan.
          The Systems will be installed according to a reasonable schedule agreed to by Roche and AFFX, but in no event after [**], except that the System to be installed in [**].

3.10 AFFX will provide Roche with reasonable training in the use of the Probe Arrays at up to [**] Roche facilities for [**] per facility at the time of installation of the System at such facility. In addition it is expected that [**] Roche employees per site will spend [**] at AFFX in a single training program in which Roche will contribute samples prepared according to AFFX protocols. Such training programs at AFFX will have the "train the trainer" format such that such Roche personnel will be capable of training further Roche personnel. AFFX will provide a lot of test chips at the time of installation of the Systems at each of the [**] referred to in
          Section 3.9 for training purposes at no charge. In addition, AFFX will provide test probe arrays for use in training at AFFX and test probe arrays for training by Roche at Roche at a price of [**] per test probe


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          array.  Roche will not use such test probe arrays for substantive data acquisition, and will provide reasonable forecasts of the needed number of test probe arrays to be purchased by Roche.

3.11 Upon written request of Roche probe sequences will be provided to Roche from AFFX for up to approximately [**] on a Probe Array design delivered hereunder in those cases where Roche [**]. AFFX will consider in good faith a request by Roche for greater numbers of probes in the event Roche has a reasonable need for such greater numbers in its expression monitoring experiments. Roche will only use the probes thus provided for analysis of Roche's Probe Array experiments and shall not deconstruct AFFX' probe design algorithms, or use such probes in assays other than those supplied by AFFX. In addition AFFX will, for quality assurance purposes, provide the Committee (as defined below) with agreed documentation verifying that AFFX has correctly identified probes complementary to genes selected by Roche in a Target Sequence.

4         EXCLUSIVITY

4.1 During and after the Term of this Agreement, AFFX will not sell or transfer the specific probe arrays designed for Roche for a Chip Project without prior written permission of Roche. Roche may choose, at its sole option and at any time during the Term, to allow AFFX to transfer the probe arrays designed for Roche for a Chip Project to third parties, in which case Roche will notify AFFX. AFFX may, at its sole option, choose to adopt such probe array designs as a commercial design that will be made available to third parties, in which case AFFX will provide Roche written notification of such election. At such time as AFFX makes such election, [**]. If AFFX elects to adopt a probe array design as a commercial design to third parties, AFFX will not provide probe arrays of such design to third parties until [**] after the later of (a) the date the first Lot of Probe Arrays of such design is delivered to Roche or (b) the date of notification of AFFX's election under this Section 4.1.

4.2 AFFX and its Affiliates may make, have made, and use Probe Arrays designed for the Chip Project for the purposes of improving its technology for manufacturing and using DNA


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          probe arrays and for no other purposes except as permitted by Roche pursuant to Section 4.1, provided that the provisions of Section 8 will apply to any such use.

4.3 Until the end of the Resupply Term, Roche will not buy probe arrays directed to a Target Sequence from a third party when such third party probe array infringes or would infringe the patent or copyright rights of AFFX or its Affiliates. In order to enforce this provision AFFX must provide a) reasonable and prompt written notice to Roche of such infringement upon AFFX becoming aware of such use of AFFX proprietary rights, and b) reasonable evidence of such infringement. This paragraph shall not confer on Roche or any third party any rights under the patent rights of AFFX.


5         COMPENSATION

5.1 Subject to Section 5.2 below, Roche shall pay to AFFX a non-refundable fee of [**] according to the following payment schedule:


              [**]

5.2 In the event that AFFX is unable to fabricate its anticipated Probe Arrays containing approximately [**] in a manner that meets the Fabrication Verification Criteria by [**] (assuming Roche appropriately delivers a Target Sequence to AFFX), [**] and the end of the initial Term of this Agreement (before renewal or entry to the Resupply Term) as defined in Section 2.17 shall be moved back by one half the number of such days, and all payments for extension of the Term pursuant to Sections 5.6 and 5.7 shall be moved back by one half the number of such days. In each successive



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          quarter until AFFX is able to provide such [**] arrays, the next quarterly payment shall be similarly deferred and the initial Term shall be similarly extended. By [**] the Committee will meet and Roche will advise the Committee, in writing, if it reasonably believes AFFX has not consistently and on a reasonably timely basis delivered high density Probe Arrays [**], indicating the specific deficiencies in orders on which quantity commitments of such Probe Arrays were not met, along with notification that it intends to terminate this Agreement. If AFFX does not, by [**], provide to Roche such Probe Arrays Roche may thereafter terminate this Agreement by providing written notice by [**], and this Agreement will, upon such notification, be terminated.

5.3 For each Chip Project, Roche will pay to AFFX a non-refundable design fee of [**] upon delivery of the first Lot of Probe Arrays which meet the Fabrication Verification Criteria for each Chip Project, provided however that in the event AFFX generates designs for a third party at less than [**] under similar commercial terms, AFFX will give Roche the benefit of such lower rate.

5.4 For each Probe Array delivered to Roche or its Affiliates that meet the Fabrication Verification Criteria, Roche will pay a fixed fee of [**], provided, however, that in the event that Standard Configuration Expression Probe Arrays are made available to third parties at a rate less than [**] under similar commercial terms, AFFX will give Roche the benefit of such lower rate. Other Standard Configuration Probe Arrays will be made available at the price set for Probe Arrays herein or the catalog price for such Other Standard Configuration Probe Arrays, whichever is less.

5.4.1     AFFX will maintain a running record of the average variance from
          the delivery times specified in Section 3.3.   In the event that
          the average delivery time in any calendar quarter for Probe Arrays delivered to Roche is more than [**] more than the times specified in Section 3.3, the price of all Probe Arrays scheduled to be delivered during the next quarter shall be decreased by [**] for each business day that such average is more than [**] late.

5.5 The prices otherwise set forth herein include [**] new Systems in configurations generally sold/licensed by AFFX to third parties. Such Systems will be sold/licensed pursuant to such standard commercial terms and conditions, except that the financial terms will be as provided herein. Additional Systems will be sold/licensed to Roche at standard commercial prices, which are currently [**] per system. If Systems are made available


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          to third parties by AFFX under substantially the same terms and conditions as this Agreement but for lower prices, AFFX will extend to Roche such lower prices.

5.6 Roche may extend the Term of this Agreement for up to two years (in one year increments) upon written notification to AFFX prior to twelve months before the end of the Term of the Agreement. Upon Roche's extension of the terms for such additional one or two years, Roche will pay to AFFX an additional annual fee of [**]. For purposes of clarity in this Section, Roche may elect, at its option, to such extension for either one or two years, or may elect to extend for one year and, thereafter, elect to extend for a second year by notifying AFFX of such second extension twelve months before the end of the first extension. Such fee will be payable in installments as follows if the Term is extended one year:


                [**]


          and the following additional fees will be payable if the Term is extended an additional one year:


                [**]


5.7 In the event that Roche wishes to provide for the supply of Probe Arrays during the Resupply Term that have been ordered by Roche before the end of the Term, Roche may do so upon payment of an extension fee of [**] per year for up to 3 years. Such payments will be made in quarterly installments. Notice of such extension must be given 1 year before the end of the Term of this Agreement or the then current Resupply Term. Such payment will be due at the
          beginning of each contract year during the Resupply Term.   During
          the Resupply Term, Roche may order, and AFFX will supply, only those Probe Arrays that have been ordered by Roche during the Term, as well as Standard Configuration Expression Probe Arrays and/or Other Standard Probe Arrays (if any). During the Resupply Term, Probe Arrays will be sold to Roche at [**] per Probe Array [**].
          As to those Probe Arrays that represent [**] genes, Roche will

[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.

          additionally pay a fee representing the information content of such Probe Arrays. The information content fee for the Resupply Terms will be determined as follows. [**]

          [**]

          [**]

5.8 All amounts referred to in this Section 5 will be invoiced by AFFX when due. All Probe Arrays will be deemed accepted unless they are returned to AFFX within 30 days of delivery to Roche, with written explanation of the basis on which such Probe Arrays have been returned. All payments will be made to AFFX thirty (30) days from the date of invoicing by AFFX. Late payments shall bear interest at the rate of (i) the average one month London Interbank Offered Rates as reported by Datastream from time to time plus one (1) percent; or (ii) or the highest rate allowed by law, whichever is less. All payments in this Agreement will be made in the form a check or wire transfer to AFFX in U.S. Dollars.

6         INTELLECTUAL PROPERTY

6.1 Any invention made during the course of and as part of this Agreement shall be owned according to inventorship of the relevant applications, provided that Roche agrees to assign to AFFX at AFFX' cost all Chip Improvement Inventions. Roche agrees to communicate periodically technology improvements and developments relating to probe array technology to the Committee.

6.2 In exchange of Roche assigning to AFFX all Chip Improvement Inventions AFFX agrees with the following:

6.2.1 AFFX grants Roche and its Affiliates a royalty free, irrevocable immunity from suit under any Chip Improvement Invention assigned to it pursuant to Section 6.1, provided that no

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       Request.

          rights in AFFX background technology are provided herein. This Section will apply to AFFX and its successors in interest.

6.2.2 During the Term and the Resupply Term, AFFX will supply Roche at Roche's request with probe arrays based on Chip Improvement Inventions assigned by Roche to AFFX, taking into account [**].

6.3 Roche agrees to negotiate in good faith for at least non-exclusive access to AFFX under reasonable terms and conditions to all Roche owned inventions that are directed to particular genetic sequences that were discovered through use of the Probe Arrays delivered hereunder, and such access will only be granted in the field of probe arrays. Such access will be negotiated to include commercially reasonable royalty payments, and need only be provided if legally licensable at the time the invention is made.

6.4 AFFX grants to Roche a non-exclusive, royalty free, right and license to use the GeneChip software in association with the Probe Arrays. Such license will be for use of the GeneChip software on the workstations provided with the Systems during the Term of this Agreement and during the Resupply Term, if applicable. Additional copies may be purchased at [**] per copy. [**] GeneChip software delivered with the Systems will be updated periodically during the Term to be maintained in its then current commercially available form. Support delivered with the Systems will be provided to Roche through a single individual designated by Roche at each of such facilities. Software will be licensed subject to conventional software license terms and conditions.

6.5 The software provided to Roche pursuant to this Agreement will include AFFX' standard GeneChip software packages. AFFX agrees [**].

7         PROJECT COORDINATION

[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.

7.1 AFFX will provide Roche with up to [**] of support as outlined in this Section at no additional charge during the Term of this Agreement.

7.2 Support will be provided in the form of at least one project manager who will coordinate and schedule all substantive interactions with Roche in performance of this Agreement. In addition, support will be provided in the form of a scientific liaison professional and at least one instrumentation support professional.

7.3 If Roche desires, additional support will be provided to Roche in the form of additional funded FTEs at the rate of [**] per year for up to [**]. The cost of support above the [**] will be invoiced each quarter by AFFX and, in the event that the support requirements are expected to exceed the included level of [**] in the next quarter, AFFX will provide Roche with reasonable notice and justification for the need for such support.

7.4 The parties will form the Committee to aid in coordinating the performance of this Agreement. The Committee will have general responsibility for directing the day to day performance of this Agreement pursuant to the terms of this Agreement. The Committee shall be composed of such representatives of AFFX and Roche as each shall respectively appoint, including the AFFX designated project manager, and each Party by its representative(s) shall cast one vote on the Committee. A quorum shall consist of at least one Committee representative from each Party. The Committee shall act only with the concurring votes of both Parties. A Party's representatives shall serve at the discretion of such Party and may be substituted for or replaced at any time by such Party. The Committee shall meet at least quarterly per Contract Year during the Term. The site of such meetings shall alternate between the offices of AFFX and Roche, or be arranged by video conference (or any other site mutually agreed upon by the Parties). The proceedings of all meetings of the Committee shall be summarized in writing and sent to both Parties. In the event that the Committee is unable to reach a decision by unanimous action with respect to any matter and such inability continues for a period of forty-five (45) days after the date on which the matter is first submitted to the Committee, each Party shall refer the matter to senior management (not on the Committee) of AFFX and Roche for resolution. Each Party shall set forth in writing a proposed solution to the impasse and, if a compromise solution is not achieved within fifteen (15) days after the date on which the matter is referred to senior management, either Party may request that the more suitable of the two proposed solutions as finally submitted by the Parties be reasonably reviewed and acted upon by the Head of Global Roche
          Research.   If AFFX is not satisfied with the decision of the Head of
          Global Roche Research, AFFX may choose to arbitrate the issue(s) in accordance with Section

[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.

          12.5. The Parties shall use reasonable efforts to otherwise use reasonable efforts to continue performance of this Agreement during any such dispute.

8         CONFIDENTIALITY

8.1 For a period of 5 years from disclosure to the other Party, each Party shall maintain the Confidential Information of the other Party in confidence (including the terms of this Agreement), and shall not disclose, divulge, or otherwise communicate such Confidential Information of the other, or use it for any purpose, except as permitted or contemplated by this Agreement, and in order to carry out the terms and objectives of this Agreement. The Parties will use reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information of the other Party. The provisions of this paragraph shall not apply to Confidential Information which:

8.1.1 was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

8.1.2 either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction on disclosure to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information, provided that if such Confidential Information is provided to the receiving Party by a third party rightfully in possession of the Confidential Information, but with restrictions on disclosure, the receiving Party may use such Confidential Information in accordance with such restrictions of the third party;

8.1.3 either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission of the receiving Party or its Affiliates;


8.1.4 is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to comply with a court order, or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure;

8.1.5 is independently developed by the receiving Party or its Affiliates without reference to the Confidential Information.

8.2 AFFX may not publish the results of use of the Probe Arrays without approval of Roche. Roche may at its option publish results of the use of the Probe Arrays. Subject to the limitations of Section 3 above Roche may publish the results of its research at its sole discretion. In the event that Roche chooses to publish such results, if AFFX scientists have contributed to such work, authorship will be according to scientific input and AFFX will cooperate in such publications. If it is decided that publications will be made pursuant to this Section, AFFX and Roche will provide the other Party draft versions of all publications reporting results of the use of the Probe Arrays, and will provide at least 60 days for technical review thereof, and to allow for removal of Confidential Information.

9         WARRANTY

9.1 Both Parties to this Agreement represent and warrant that they have the full right and authority to enter into and perform this Agreement.


9.2 AFFX warrants that the Probe Arrays delivered hereunder do not incorporate the trade secret or copyright rights of a third party. AFFX warrants that the Probe Arrays have not been the subject of patent assertions, or independently identified as presenting patent issues by AFFX, other than those disclosed to Roche legal counsel or otherwise licensed for use in the Probe Arrays. AFFX DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. [**]. Roche understands that the risks of loss herein are reflected in the price of the Probe Arrays and that the terms would have been different if there had been a different allocation of risk.

10        INDEMNITY

10.1 AFFX will settle or defend any suit or proceeding brought against Roche [**]

[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.

          For this paragraph to apply the indemnified Party must inform the indemnifying Party within [**] days of any claim or suit being made or brought, and give the indemnifying Party the full authority, information, and assistance necessary to settle or defend such suit or proceeding. The indemnifying Party shall not be bound in any manner by any settlement made without its prior written consent. [**] This paragraph states the entire liability for infringement of intellectual property rights and is in lieu of all other warranties, express or implied except as stated in
          Section 9.2.

11        TERM AND TERMINATION

11.1 This Agreement shall extend until the end of the Term, except that AFFX will be obligated to continue to supply Probe Arrays pursuant to
          Section 5.7 until the end of the Resupply Term.

11.2 Upon breach, the nonbreaching Party shall be entitled (but not required) to terminate this Agreement. To terminate this Agreement, the nonbreaching Party shall provide written

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       Request.

          notice to the other Party. Such notice shall specifically state that the nonbreaching Party intends to terminate this Agreement. In the event that the other Party remains in breach sixty (60) days after such written notice by the nonbreaching Party, this Agreement shall be terminated, and in the event of breach by AFFX, future payments under
          Section 5.1, 5.6, and the annual fees in Section 5.7 will not be payable.

11.3 Upon termination of this due to expiration of the Term or termination by a Party for breach pursuant to Section 5.2 or 11.2, Roche may continue to use the Systems provided herein on Probe Arrays previously purchased by Roche within their specified shelf life. Roche understands that no license is conveyed implied for use of the Systems herein for Probe Arrays other than those manufactured or licensed by AFFX.

11.4 Upon termination of this Agreement, the following provisions will survive: 3.6, 4.1, 6, 8, 9.2, 10, and 12,

12        MISCELLANEOUS

12.1 Roche UNDERSTANDS THAT THE PROBE ARRAYS DELIVERED HEREUNDER ARE NOT FDA APPROVED. Roche AGREES NOT TO USE THE PROBE ARRAYS DELIVERED HEREUNDER IN ANY CLINICAL OR OTHER SETTING REQUIRING FDA REVIEW OR APPROVAL EXCEPT THAT Roche MAY USE THE PROBE ARRAYS IN CLINICAL TRIALS WHEN IT OBTAINS ALL REQUIRED FDA OR OTHER REGULATORY APPROVALS REQUIRED FOR USE IN SUCH TRIALS. Roche WILL INDEMNIFY AFFX FOR ANY CLAIMS MADE BY A PATIENT ARISING FROM THE USE OF THE PROBE ARRAYS.

12.2 Neither Party nor any of its Affiliates shall originate any news relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law.

12.3 Neither Party shall assign any rights or obligations of this Agreement, except to a party who acquires all or substantially all of the relevant assets of the assigning Party by merger or sale, of assets or otherwise.

12.4 This Agreement shall be construed according to the laws of California without regard to conflict of law provisions.

12.5 In the event of any controversy or claim relating to, arising out of or in any way connected to any provision of this Agreement ("Dispute"), the Parties shall seek to settle their differences amicably between themselves. Any unresolved Dispute shall be finally resolved by final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute between themselves. If the Parties are still unable to resolve the dispute, the Party giving notice may institute the arbitration proceeding under the rules of the International Chamber of Commerce ("ICC Rules"). Arbitration shall be held in Palo Alto, California. The arbitration shall be conducted before a single arbitrator mutually chosen by the Parties, but if the parties have not agreed upon a single arbitrator within fifteen (15) days after notice of the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators. In such case, each Party shall within thirty (30) days after notice of the institution of the arbitration proceedings appoint one arbitrator. The presiding arbitrator shall then be appointed in accordance with ICC Rules. All arbitrator(s) eligible to conduct the arbitration must undertake in writing as a condition of service to render their opinion(s) promptly after the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Decisions of the arbitrator(s) shall be final and binding on the Parties. Judgment on the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, all matters relating to the arbitration, including the award, shall be held in confidence by the Parties.

12.6 The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

12.7 This Agreement and the documents referred to herein are the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating to the subject matter herein. No waiver alteration or modification of any of the provisions herein shall be binding unless in writing and signed by the Parties by their respective officers.

12.8 The headings in this Agreement are for convenience only and shall not be considered in construing this Agreement.

12.9 In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable.

12.10 This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns.

12.11 None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.

12.12 Any notice required under this Agreement shall be made by overnight mail or courier to the addresses below

          If to Roche:

                Hoffmann-La Roche Inc.
                340 Kingsland Street
                Nutley, New Jersey 07110, USA
                ATTN: Corporate Secretary
          with a copy to:

                F. Hoffmann-La Roche Ltd
                Grenzacherstrasse 124
                CH 4070 Basel, Switzerland
                ATTN: Corporate Law
          and:

                Roche Bioscience, a division of Syntex (U.S.A.) Inc. 3401 Hillview Avenue
                Palo Alto, CA  94304
                Attn:  President
          and:
                Roche Bioscience, a division of Syntex (U.S.A.) Inc.

                3401 Hillview Avenue
                Palo Alto, CA  94304
                Attn:  Legal Affairs

          If to AFFX:

                Affymetrix, Inc.
                3380 Central Expressway
                Santa Clara, California  95051
                Attn:  President


12.13 The Parties shall not be liable for delay or nonperformance if performance is rendered impracticable by the occurrence of any condition beyond the reasonable control of a Party, if such Party has used reasonable efforts to avoid such occurrence. Such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to the occurrence.

12.14 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as set forth below.

Affymetrix, Inc.

-------------------------
By:
   ----------------------
Date:
     --------------------

F. Hoffmann-La Roche Ltd                Hoffmann-La Roche Inc.

-------------------------               ------------------------
By:                                  By:
   ----------------------               ------------------------
Date:                              Date:
     --------------------               ------------------------

F. Hoffmann-La Roche Ltd

-------------------------
By:
   ----------------------
Date:
     --------------------

Syntex (U.S.A.) Inc.

-------------------------
By:
   ----------------------
Date:
     --------------------

                                      EXHIBIT A
                          Fabrication Verification Criteria

Probes will be laid out by AFFX on substrates according to AFFX' most recent, reliable layout software. [**]

During the Term of the Agreement, these Fabrication Verification Criteria will be reasonably modified by the Parties in accordance with improved verification criteria. In addition, AFFX will provide the specific protocols used by AFFX in quality assurance to Roche at any time during the Term so that Roche may ensure proper fabrication of the Probe Arrays.

[**] = Indicates portion redacted pursuant to the Confidential Treatment
       Request.